MEDIA CONTACT: Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	INVESTOR CONTACT: Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605
HUTCHINSON TECHNOLOGY COMPLETES $225 MILLION SALE OF
CONVERTIBLE SUBORDINATED NOTES
HUTCHINSON, Minn., January 25, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH), a Minnesota corporation, today announced the completion of its public offering of $225 million aggregate principal amount of convertible subordinated notes due 2026. The notes will bear interest at a rate of 3.25% per year. Hutchinson Technology has granted to the underwriters a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes.
Hutchinson Technology intends to use the net proceeds from the offering for general corporate purposes, including capital expenditures for TSA suspension and TSA+ suspension manufacturing capacity, facilities and tooling, and for the development of new process technology.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This announcement contains forward-looking statements regarding the company’s anticipated use of proceeds. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in required capacity and investment, changes in capital expenditures, changes in development center activity, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission